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Exhibit 10.12

EMPLOYMENT AGREEMENT
(Allen L. Dittrich)

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 2, 2004 by and between Gander Mountain Company, a Minnesota corporation (the "Company"), and Allen L. Dittrich, a resident of Minnesota ("Executive").

RECITALS

        A.    The Company engages in the business of the retail sale and distribution of hunting, fishing, camping and other outdoor recreational and athletic goods, clothing, equipment, and supplies.

        B.    Executive is currently employed by the Company as its Executive Vice President of Merchandising/Marketing.

        C.    The Company is preparing for an initial public offering of shares of the Company's common stock registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "IPO").

        D.    The Company desires to employ Executive, and Executive wishes to be employed, as Executive Vice President of Merchandising/Marketing of the Company following the IPO, on the terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

          1.    Effective Date.    The terms and conditions of Executive's employment hereunder shall become effective upon completion and closing, on or before July 1, 2004, of the IPO (the "Effective Date"). Notwithstanding the preceding sentence, the terms and conditions of Executive's employment hereunder shall not become effective and this Agreement shall immediately terminate if, prior to the Effective Date, any of the following shall occur: (a) Executive resigns from his employment with the Company, (b) the death or Disability (as defined in Section 10 hereof) of Executive, (c) the Company decides not to proceed with the IPO, (d) if the Company files a Registration Statement on Form S-1 on file with the Securities and Exchange Commission relating to an IPO, the subsequent withdrawal of such Registration Statement prior to its effectiveness, or (e) Executive's employment is terminated by the Company. Neither Executive nor the Company may revoke or cancel this Agreement prior to the Effective Date without written agreement of the other party.

          2.    Employment.    Subject to all the terms and conditions of this Agreement, Executive's period of employment under this Agreement shall be the period commencing on the Effective Date and ending on April 30, 2007 (the "Term"), unless the Executive's employment terminates earlier in accordance with Section 9 hereof. Thereafter, if Executive continues in the employ of the Company, the employment relationship shall continue to be at will, terminable by either Executive or the Company at any time and for any reason, with or without cause, and subject to such terms and conditions established by the Company from time to time.

          3.    Position and Duties.

        (a)    Employment with the Company.    While Executive is employed by the Company during the Term, Executive shall be employed as Executive Vice President of Merchandising/Marketing of the Company, or with such other title as the Company may designate, and shall perform such duties and responsibilities as the Company shall assign to him from time to time.

        (b)    Performance of Duties and Responsibilities.    Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company hereunder. While Executive is employed by the Company during the Term, Executive shall report to the Company's Chief Executive Officer or to such other person as designated by the Company. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board of Directors of the Company ("the Board"). Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

          4.    Compensation.

        (a)    Base Salary.    While Executive is employed by the Company during the Term, the Company shall pay to Executive a base salary at the rate of Two Hundred Ninety Five Thousand and no/100 Dollars ($295,000.00) per year, less deductions and withholdings, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures. On or before April 1 of each year during the Term, commencing in fiscal year 2005, the Company shall review Executive's performance and may increase (but not reduce) Executive's base salary in its sole discretion; provided, however, that the Company may reduce Executive's base salary if such reduction is part of a general reduction in the base salaries of all executives of the Company.

        (b)    Incentive Bonus.    Commencing with fiscal year 2004 and for each full fiscal year thereafter that Executive is employed by the Company during the Term, Executive shall be eligible for an annual incentive bonus in an amount up to 50% of the annual base salary paid to Executive for such fiscal year, based upon achievement of defined goals mutually agreed upon by Executive and the Compensation Committee and in accordance with the terms of any incentive plan of the Company in effect from time to time (the "Incentive Bonus"). The level of achievement of the objectives each year and the amount payable as Incentive Bonus shall be determined in good faith by the Compensation Committee. Any Incentive Bonus earned in a fiscal year shall be paid to Executive on or before the April 1 following the last day of such fiscal year.

        (c)    Stock Options.    From time to time and subject to the approval of the Board and shareholders of the Company of the 2004 Omnibus Stock Plan (the "Plan"), Executive shall be eligible for awards under the Plan, and the Compensation Committee, in its sole discretion, may grant Executive an option or other award under the Plan in accordance with the terms and conditions of the Plan or any successor plan, as may be amended from time to time.

        (d)    Benefits.    While Executive is employed by the Company during the Term, Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

        (e)    Expenses.    While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

          5.    Affiliated Entities.    As used in Sections 6, 7 and 8 of this Agreement, "Company" shall include the Company and each corporation, partnership, or other entity that is controlled by the Company, or is under common control with the Company (in each case "control" meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

          6.    Confidential Information.    Except as required in the performance of Executive's duties as an employee of the Company or as authorized in writing by the Board, Executive shall not, either during Executive's employment with the Company or at any time thereafter, use, disclose or make accessible to any person any confidential information for any purpose. "Confidential Information" means information proprietary to the Company or its customers or prospective customers and not generally known (including trade secret information) about the Company's customers, products, services, personnel, suppliers, pricing, sales strategies, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, and plans. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, during the period of Executive's employment by the Company (whether before, during, or after the Term), shall be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if Executive has a reasonable basis to believe it to be Confidential Information. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During Executive's employment with the Company, Executive shall refrain from committing any acts that would materially reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process, other than as a direct or indirect result of the breach of this Agreement by Executive. Executive acknowledges that the obligations imposed by this Section 6 are in addition to, and not in place of, any obligations imposed by applicable statutory or common law.

          7.    Noncompetition Covenant.

        (a)    Agreement Not to Compete.    During Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period (as defined below), Executive shall not, directly or indirectly, on his own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, engage in any business that is then competitive with the business of the Company, including without limitation any business that operates retail stores for the sale or distribution of hunting, fishing, camping or other outdoor recreational and athletic goods, clothing, equipment or supplies (such as Cabela's Inc. and Bass Pro Shops).

        (b)    Agreement Not to Hire.    Except as required in the performance of Executive's duties as an employee of the Company, during Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, hire, engage or solicit or induce or attempt to induce to cease working for the Company, any person who is then an employee of the Company or who was an employee of the Company during the six (6) month period immediately preceding Executive's termination of employment with the Company.

        (c)    Agreement Not to Solicit.    Except as required in the performance of Executive's duties as an employee of the Company, during Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, solicit, request, advise, induce or attempt to induce any vendor, supplier or other business contact of the Company to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company.

        (d)    Restricted Period.    "Restricted Period" hereunder means:

  (i)
  in the event that Executive's employment with the Company terminates by reason of Executive's resignation or abandonment by the Executive of his employment during the Term, the period commencing on the last day of Executive's employment with the Company and ending on the date that is one year following the last day of the Term; or

  (ii)
  in the event that Executive's employment with the Company terminates for any reason other than as specified in Section 7(d)(i) above, a period of twelve consecutive months immediately following the last day of Executive's employment with the Company.

        (e)    Acknowledgment.    Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

        (f)    Blue Pencil Doctrine.    If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

          8.    Intellectual Property.

        (a)    Disclosure and Assignment.    As of the effective date of this Agreement, Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while he is employed by the Company, and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while he is employed by the Company that relates to the Company's business (collectively, "Creations"). Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a "work made for hire" as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

        (b)    Trademarks.    All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive's employment (whether or not developed by Executive) to identify the Company's business or other goods or services (collectively, the "Marks"), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive's employment by the Company and relating to its business shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

        (c)    Documentation.    Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect or enforce its rights hereunder. Any idea, invention, copyrightable matter, or other property relating to the Company's business and disclosed by Executive prior to the first anniversary of the effective date of Executive's termination of employment shall be deemed to be governed by the terms of this Section 8 unless proven by Executive to have been first conceived and made after such termination date.

        (d)    Non-Applicability.    Executive is hereby notified that this Section 8 does not apply to any invention for which no equipment, supplies, facility, Confidential Information, or other trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (1) the invention relates (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) the invention results from any work performed by Executive for the Company.

          9.    Termination of Employment.

        (a)   Executive's employment with the Company shall terminate immediately upon:

  (i)
  Executive's receipt of written notice from the Company of the termination of his employment;

  (ii)
  the Company's receipt of Executive's written resignation from the Company;

  (iii)
  Executive's Disability (as defined below); or

  (iv)
  Executive's death.

        (b)   The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date."

          10.    Payments upon Termination of Employment.

        (a)   If Executive's employment with the Company is terminated by reason of:

  (i)
  Executive's abandonment of his employment or Executive's resignation for any reason;

  (ii)
  termination of Executive's employment by the Company for Cause (as defined below);

  (iii)
  expiration of the Term;

  (iv)
  termination of Executive's employment by the Company without Cause following expiration of the Term; or

  (v)
  Executive's death or Disability following expiration of the Term,

the Company shall pay to Executive his then-current base salary through the Termination Date.

        (b)   If Executive's employment with the Company is terminated by the Company effective prior to the expiration of the Term for any reason other than for Cause (as defined below), then the Company shall pay to Executive, subject to Section 10(i) of this Agreement:

  (i)
  his then-current base salary through the Termination Date;

  (ii)
  any earned and unpaid annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs;

  (iii)
  an amount equal to Executive's then-current annual base salary, payable in equal installments over a twelve-month period pursuant to the Company's regular payroll practices and procedures; and

  (iv)
  an amount equal to the annual Incentive Bonus that Executive earned under Section 4(b) for the last full fiscal year of Executive's employment with the Company.

Any amount payable to Executive pursuant to Section 10(b)(iii) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in equal installments in accordance with the Company's regular payroll practices commencing on the first normal payroll date of the Company following the expiration of all applicable rescission provided by law and continuing for 12 months thereafter. Any amount payable to Executive pursuant to Sections 10(b)(ii) and 10(b)(iv) shall be paid to Executive by the Company in the same manner and at the same time that Incentive Bonus payments are made to current employees of the Company, but no earlier than the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law.

        (c)   If Executive's employment with the Company is terminated effective prior to the expiration of the Term by reason of Executive's death or Disability, the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his then-current base salary through the Termination Date, any earned and unpaid annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs and a pro-rated portion of any annual Incentive Bonus for the fiscal year in which the Termination Date occurs, based on the number of days during such fiscal year Executive was employed by the Company, payable in the same manner and at the same time that Incentive Bonus payments are made to current employees of the Company.

        (d)   If, within twelve months following the occurrence of a Change in Control (as defined below), Executive's employment with the Company is terminated by either Executive or the Company for any reason, and such termination is effective prior to the expiration of the Term, then the Company shall pay to Executive, subject to Sections 10(i) and 10(j) of this Agreement and in lieu of any payments required by Sections 10(a) or 10(b) of this Agreement:

  (i)
  his then-current base salary through the Termination Date;

  (ii)
  any earned and unpaid annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs;

  (iii)
  continued payments equal to Executive's then-current base salary, payable in equal installments pursuant to the Company's regular payroll practices and procedures, for the period from the Termination Date through the later of twelve months or the expiration of the Term; and

  (iv)
  for each full fiscal year from the Termination Date through the expiration of the Term, a payment equal to 50% of the Incentive Bonus for which Executive is eligible under Section 4(b) of this Agreement, payable at such times that Incentive Bonuses would otherwise be payable to Executive pursuant to Section 4(b) if Executive were still employed with the Company.

In the event that Executive becomes eligible for payments under this Section 10(d), the Company shall be released from its obligation to make any payments pursuant to Sections 10(a) or 10(b) above.

        (e)   Cause. "Cause" hereunder shall mean:

  (i)
  an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

  (ii)
  unlawful conduct or gross misconduct that is willful and deliberate on Executive's part and that, in either event, is materially injurious to the Company;

  (iii)
  the conviction of Executive of a felony;

  (iv)
  material and deliberate failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company, which failure has not been cured by Executive within 15 days after written notice thereof to Executive from the Company; or

  (v)
  material breach of any terms and conditions of this Agreement by Executive not caused by the Company, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company.

        (f)    A "Change in Control" of the Company shall be deemed to occur if any of the following occur:

  (i)
  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) after the date of this Agreement first acquires or becomes a "beneficial owner" (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors ("Voting Securities"), provided, however, that the following shall not constitute a Change in Control pursuant to this Section 4.6:

  (A)
  any acquisition of Shares or Voting Securities of the Company directly from the Company;

  (B)
  any acquisition or beneficial ownership by the Company or a subsidiary;

  (C)
  any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

  (D)
  any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 50% of both the combined voting power of the Company's then outstanding Voting Securities and the Shares of the Company is then beneficially owned by all or substantially all of the persons who beneficially owned Voting Securities and Shares of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisition;

  (ii)
  A majority of the members of the Board of Directors of the Company shall not be Continuing Directors. "Continuing Directors" shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company, (C) individuals elected as directors of the Company subsequent to the date hereof pursuant to a nomination or board representation right of preferred stockholders of the Company or (D) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships;

  (iii)
  Consummation of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding Voting Securities of the Company, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares of the Company immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation that is the issuer of such securities held by the stockholders of the Company after such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Shares of the Company, as the case may be; or

  (iv)
  Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 50% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Shares of the Company immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Shares of the Company, as the case may be.

        (g)   "Disability" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

        (h)   In the event of termination of Executive's employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 10(a), 10(b), 10(c), or 10(d) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law.

        (i)    Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Sections 10(b)(iii), 10(b)(iv), 10(d)(iii) or 10(d)(iv) of this Agreement unless Executive has signed a full release of claims against the Company, in a form and scope to be prescribed by the Board, all applicable consideration periods and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement as of the dates of the payments.

        (j)    Certain Reduction of Payments by the Company.

            (i)  Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 10(d) hereof, an independent national accounting firm designated by the Company (the "Accounting Firm") shall compute whether there would be any "excess parachute payments" payable to Executive, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of Section 280G of the Code, payable to Executive by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the "base amount" as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to Executive, such lesser amount shall be paid to Executive. If not reducing the payments hereunder would result in a greater after-tax amount to Executive, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and Executive subject to the application of Section 10(j)(ii) hereof.

           (ii)  As a result of uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to Executive; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as an overpayment by the Company to Executive. Executive will return the overpayment to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date Executive received the excess until it is repaid to the Company.

          (iii)  All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs, and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to Executive in the year of receipt of the payments, unless Executive agrees otherwise.

          11.    Return Of Property.    Upon termination of Executive's employment with the Company, Executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in Executive's possession or under Executive's control.

          12.    Remedies.    Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 6, 7, and 8 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

          13.    Miscellaneous.

        (a)    Governing Law.    This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State of Minnesota without regard to conflict of law principles. Any action relating to this Agreement shall only be brought in a court of competent jurisdiction in the State of Minnesota, and the parties consent to the jurisdiction, venue and convenience of such courts.

        (b)    Jurisdiction and Law.    Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or forum non conveniens. Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

        (c)    Entire Agreement.    Except for any written stock option and related transfer agreements between Executive and the Company, this Agreement contains the entire agreement of the parties relating to Executive's employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

        (d)    No Violation of Other Agreements.    Executive hereby represents and agrees that neither (i) Executive's entering into this Agreement, (ii) Executive's employment with the Company, nor (iii) Executive's carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

        (e)    Amendments.    No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

        (f)    No Waiver.    No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

        (g)    Assignment.    This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the "Company" for purposes of all terms and conditions of this Agreement, including this Section 13.

        (h)    Counterparts.    This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

        (i)    Severability.    Subject to Section 7(f) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

        (j)    Survival.    The terms and conditions set forth in Sections 5, 6, 7, 8, 9, 11, 12, and 13 of this Agreement, and any other provision that continues by its terms, shall survive expiration of the Term or termination of Executive's employment for any reason.

        (k)    Captions and Headings.    The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

* * * * *

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        IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

GANDER MOUNTAIN COMPANY
4567 American Boulevard West Bloomington, MN 55437
By	/s/ MARK R. BAKER Mark R. Baker Its Chief Executive Officer
/s/ ALLEN L. DITTRICH ALLEN L. DITTRICH
11260 West River Road Champlin, MN 55316

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EMPLOYMENT AGREEMENT (Allen L. Dittrich)